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                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                                MK GOLD COMPANY


     MK Gold Company, a Delaware corporation (the "Company"), hereby certifies that a resolution amending Article Fourth, Section 1 of the Certificate of Incorporation of the Company to read in its entirety as follows has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law:

          "FOURTH:  Section 1.  Authorized Capital Stock.  The Company is
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     authorized to issue two classes of capital stock, designated "Common Stock"
     and "Preferred Stock." The total number of shares of capital stock that the Company is authorized to issue is 90,000,000 shares, consisting of 80,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share."

     IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer as of September 20, 2000.

                                     MK GOLD COMPANY



                                     By: /s/ John C. Farmer
                                         John C. Farmer,
                                         Chief Financial Officer and Secretary